December 31, 2019

STATE STREET BANK AND TRUST COMPANY

1 Iron Street — CCB0502

Boston, MA 02210

Attention: Michael Foutes, Managing Director

Re: The Advisors' Inner Circle Fund III

Ladies and Gentlemen:

Please be advised of the following change to The Advisors' Inner Circle Fund III funds. This change is reflected in the attached revised Appendix A to the Agreement.

Type of change	Fund name	New Fund name, if applicable	Date of change
Name Change	Aperture Small Cap Opportunities Fund	Aperture Discover Equity Fund	December 31, 2019

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

THE ADVISORS' INNER CIRCLE FUND III

By:	/s/James Bernstein
Name:	James Bernstein
Title:	Vice President & Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: December 31, 2019

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Dated as of November 16, 2018
(Updated as of December 31, 2019)

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

The Advisors' Inner Circle Fund III

Aperture Discover Equity Fund (f/k/a Aperture Small Cap Opportunities Fund)

Aperture Endeavour Equity Fund

Aperture New World Opportunities Fund